Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Valerie Martinez	Kekst & Company:
	(212) 549-6780	Ruth Pachman/Wendi Kopsick
(212) 521-4891/4867

APAX PARTNERS' FUNDS COMPLETES ACQUISITION OF TOMMY HILFIGER CORPORATION

  SHAREHOLDERS TO RECEIVE $16.80 PER SHARE

NEW YORK, May 10, 2006 --Tommy Hilfiger Corporation (NYSE: TOM) (the “Company”), announced today the completion of the acquisition of the Company by funds advised by Apax Partners. On December 23, 2005, funds advised by Apax Partners entered into a merger agreement with the Company to acquire the Company for a purchase price of approximately $1.6 billion in cash to shareholders. Under the terms of the merger agreement, each outstanding Company ordinary share was converted into the right to receive a total of $16.80 in cash, without interest. On May 9, 2006, the shareholders of the Company voted to approve the merger agreement, with 55,533,374 votes for the merger agreement, 7,478,955 votes against the merger agreement and 2,050 votes abstaining.

Tommy Hilfiger, the Company's Founder and Principal Designer, commented, "We are very excited as we embark on this new chapter in the evolution of our global lifestyle company. In Apax Partners, we have an outstanding new partner, and we look forward to working together to take the Tommy Hilfiger brand to new heights."

Fred Gehring, the Company's new Chief Executive Officer, added, "The Tommy Hilfiger brand has attained a unique global positioning as an American lifestyle brand at the premium end of the market, and we will continue to build upon this unique profile and the strong momentum of our global business. We see significant potential as we move forward, and our team is focused on the opportunities ahead."

Michael Phillips, Partner, Apax Partners Worldwide LLP, said, “As a private company with a powerful global brand, Tommy Hilfiger Corporation will have greater flexibility to grow the business on both the operational and financial levels.  We at Apax Partners are pleased to join with the Tommy Hilfiger team to continue to build this great company.”

The Company's ordinary shares will cease trading on the New York Stock Exchange at market close today, and will be delisted. As soon as practicable, Mellon Financial Services LLC, the paying agent appointed by the Company, will send information to all Company shareholders of record, explaining how they can surrender Company ordinary shares in exchange for $16.80 per share in cash, without interest. Shareholders of record should await this information before surrendering their shares. Shareholders who hold Company ordinary shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.

ABOUT APAX PARTNERS

Apax Partners is one of the world's leading private equity investment groups. It operates across the United States, Europe, Israel and Asia and has more than 30 years of investing experience. Funds under the advice of Apax Partners total $20 billion around the world. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. Examples of retail and consumer investments include: Phillips-Van Heusen, Tommy Bahama, Spyder Active Sports, Dollar Tree Stores, The Children's Place, Charlotte Russe and New Look. For more information visit: www.apax.com

For further information, please contact:

Siobhan Loftus, Director of Marketing	Clare Fancourt, Press Officer
Tel: +44 (0)20 7872 6495	Tel: +44 (0)20 7872 6476
Email: Siobhan.Loftus@apax.com	Email: Clare.Fancourt@apax.com

Laura Brightsen, Director of Marketing

Tel: 212 419 2461

Email: Laura.Brightsen@apax.com

ABOUT TOMMY HILFIGER CORPORATION

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, many of which are beyond our control including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and The Company's customers, distributors, and licensees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the ability to satisfy closing conditions in connection with the Company's merger agreement; the outcome of the class action lawsuits against the Company and the Company's discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.